Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, Genenta Science S.p.A. (the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

#	Title of each class	Trading symbol	Name of each exchange on which registered
I.	Ordinary Shares, with no par value *		The Nasdaq Stock Market LLC
II.	American Depositary Shares, or ADSs,** each representing one Ordinary Share	GNTA	The Nasdaq Stock Market LLC

*	Not for trading, but only in connection with registration of ADSs.
**	Evidenced by American Depositary Receipts, or ADRs.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2021, unless otherwise indicated herein.

I.	ORDINARY SHARES

The following description of our share capital and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our By-laws (statuto) and Italian corporate law.

A copy of our By-laws is attached to our annual report as Exhibit 3.2. We encourage you to read our By-laws and the applicable sections of our annual report for additional information.

Share Capital

Our capital stock is composed of Ordinary Shares with no par value. As of December 31, 2021, our issued share capital consisted of 18,216,858 Ordinary Shares. All issued shares are fully paid, non-assessable and in registered form.

Form and Transfer of Shares

Our ordinary shares are not represented by share certificates (certificati azionari) as they are dematerialised (azioni dematerializzate). The ownership of the shares, their transfer, the related rights and restrictions on the shares (if any) results from the electronical register managed by an intermediary (banks and other financial institutions). The entitlement to exercise the rights attached to the shares is then proven by the exhibition of certifications or communications to the issuer made by the intermediary, pursuant to its own accounting records, in favor of the subject entitled to the right.

There are no limitations on the right to own or vote our ordinary shares, which applies to non-Italian residents and foreign residents. There are no provisions in our articles of association or bylaws that would have the effect of delaying, deferring or preventing a change of control of our Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving our Company. There are no provisions in our bylaws governing the ownership threshold which shareholder ownership must be disclosed. There are no provisions discriminating against any existing or prospective holder of our ordinary shares as a result of such shareholder owning a substantial number of our shares. There are no sinking fund provisions or provisions providing for liability for further capital calls by our Company.

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Dividend Rights

Payment by the Company of any annual dividend is proposed by the board of directors and is subject to the approval of the shareholders at the annual shareholders’ meeting. Before dividends may be paid out of the Company’s unconsolidated net income in any year, an amount at least equal to 5% of such net income must be allocated to the Company’s legal reserve until such reserve is at least equal to one-fifth of the par value of the Company’s issued share capital. If the Company’s share capital is reduced as a result of accumulated losses, no dividends may be paid until the capital is reconstituted or reduced by the amount of such losses. The Company may pay dividends out of available retained earnings from prior years, provided that, after such payment, the Company will have a legal reserve at least equal to the legally required minimum. No interim dividends may be approved or paid.

Dividends will be paid in the manner and on the date specified in the shareholders’ resolution approving their payment (usually within 30 days from their annual general meeting). Dividends that are not collected within five years of the date on which they become payable are forfeited to the benefit of the Company. Holders of ADSs will be entitled to receive payments in respect of dividends on the underlying shares through BNY, as Depositary, in accordance with the Deposit Agreement.

Voting Rights

Registered holders of the Company’s Ordinary Shares are entitled to one vote per Ordinary Share.

As a registered shareholder, the Depositary (or its nominee) will be entitled to vote the Ordinary Shares underlying the ADSs. The Deposit Agreement requires the Depositary (or its nominee) to accept voting instructions from holders of ADSs and to execute such instructions to the extent permitted by law. Neither Italian law nor the Company’s By-laws limit the right of non-resident or foreign owners of the Company’s Ordinary Shares to hold or vote shares of the Company.

Pre-emptive Rights

Pursuant to Italian law, holders of outstanding ordinary shares and convertible debentures are entitled to subscribe for newly issued ordinary shares or convertible debentures in proportion to their holdings at the time that the shareholders authorize the capital increase for those issuances, unless those issuances are for non-cash considerations. Those who exercise their preemptive rights, provided they make such request simultaneously, have a pre-emption right on the purchase of shares and debentures convertible into shares that have not been subscribed. Preemptive rights may be excluded or limited by resolution of the shareholders at an extraordinary shareholders’ meeting, or by the board of directors if the bylaws delegate such power to the board of directors (including the power to exclude or limit the preemptive right), and provided that such exclusion or limitation is in the interest of the Company, or if the shares are to be paid by means of contributions in kind. According to Italian law proposals to increase share capital with exclusion or limitation of preemptive rights must be accompanied by a report of the board of directors setting forth the reasons for the exclusion or limitation of pre-emptive rights, or, if the exclusion derives from a contribution in kind, the reasons for such contribution in kind, and the report must in all cases set forth the criteria adopted for determining the issue price. The report must be communicated by the board of directors to the board of statutory auditors and to the external auditor at least 30 days prior to the date set for the shareholders’ meeting. Within 15 days, the board of statutory auditors must express its opinion on the fairness of the issue price of the shares. The opinion of the board of statutory auditors and, only in the case of contributions in kind, the sworn report of an expert appointed by a competent court or documentation provided by Italian law, must remain deposited at the Company’s registered office during the 15 days prior to the shareholders’ meeting and until the latter has passed a resolution. The resolution shall determine the issue price of the shares on the basis of shareholders’ equity, taking into account, in the case of shares listed on regulated markets, also the trend in prices over the last six months. The foregoing procedure shall apply also in case of capital increase delegated to the board of directors.

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Liquidation Rights

Pursuant to Italian law and subject to the satisfaction of the claims of all creditors, our shareholders are entitled to a distribution in liquidation that is equal to an amount resulting from the division of the positive liquidation balance by the number of shares (to the extent available out of our net assets). Preferred shareholders and holders of “participating certificates”, if any, typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders and holders of participating certificates and the claims of all creditors have been fully satisfied, holders of ordinary shares are entitled to the distribution of any remaining assets.

II.	AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time. In the following description, an “Owner” is the person in whose name an ADS is registered on the books of the Depositary (as defined below).

A copy of the Deposit Agreement is attached to our annual report as Exhibit 4.1. Copies of the Deposit Agreement are also available for inspection at the offices of our Depositary.

We encourage you to read the Deposit Agreement, the ADS form and the applicable sections of our annual report for additional information.

General

In the U.S., we trade ADSs representing our Ordinary Shares, which are evidenced by ADRs. Our ADSs, each representing one Ordinary Share, are traded on the Nasdaq Capital Market, under the ticker symbol GNTA.

The Bank of New York Mellon acts as depositary for our ADSs (the “Depositary”). In its capacity, the Depositary will register and deliver the ADSs, each representing an ownership interest in one Ordinary Share deposited with the custodian, as agent of the Depositary, under the deposit agreement dated December 17, 2021, between us, the Depositary, and Owners and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.

The principal executive office of the Depositary and the office at which the ADSs will be administered is currently located at 240 Greenwich Street, New York, New York 10286, United States.

Voting

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Italy and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender the ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

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In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Share Dividends and Other Distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares the ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Procedures for Transmitting Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

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If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Withdrawal and Cancellation

You may surrender the ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Limitations on Obligations and Liability of the Company and Depositary

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

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